ARTICLES OF INCORPORATION

                                   OF

                           INTERFACE E.COM, INC.

	The undersigned, to form a Nevada corporation, CERTIFIES THAT:

	I.	NAME:  The name of the corporation is: INTERFACE E.COM,
            INC.

	II.	REGISTERED OFFICE: RESIDENT AGENT:  The location of the
            registered office of this corporation within the State of Nevada is 711 S. Carson St. Suite 4, Carson City, Nevada 89701; this corporation may maintain an office or offices in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors or by the By-Laws of the corporation; and this corporation may conduct all corporation business of every kind or nature, including the holding of any meetings of directors or shareholders, inside or outside the State of Nevada, as well as without the State of Nevada.

	      The Resident Agent for the corporation shall be Resident
            Agents of Nevada, Inc., 711 S. Carson St. Suite 4, Carson City, Nevada 89701.

	III.	PURPOSE:	The purpose for which this corporation is
            formed is:  To engage in any lawful activity.

	IV.	AUTHORIZATION OF CAPITAL STOCK: The amount of the total
            authorized capital stock of the corporation shall be TWENTY-FIVE THOUSAND Dollars ($25,000.00), consisting of TWENTY-FIVE MILLION (25,000,000) shares of Common Stock, par value $.001 per share.

	V.	INCORPORATOR: The name and post office address of the
            Incorporator signing these Articles of Incorporation is as follows:

			NAME				POST OFFICE ADDRESS
                  ----                    -------------------
		Resident Agents of 		711 S. Carson St. Suite 4
            Nevada, Inc.			Carson City, Nevada 89701

	VI.	DIRECTORS: The governing board of this corporation shall be
            known as directors, and the first Board shall consist of three (3) directors.

		The number of directors may, pursuant to the By-Laws, be
            increased or decreased by the Board of Directors, provided there shall be no less than one (1) nor more than nine (9) Directors.

            The name and post office addresses of the directors constituting the first Board of Directors is as follows:

		NAME				POST OFFICE ADDRESS
            ----                    -------------------
	      JAMES Y. SUK            #804 - 819 Hamilton St.
						Vancouver, BC
                                    Canada V6B 6M2

	      JON H. SUK              121 - 12931 Railway Ave.
						Richmond, BC
						Canada V7E 6M5

	      DEBASHIS ROY            2100/1026, Panasin Condo
						Hua-mak, Ramkhamhaeng Road
						Bangkok 10240 Thailand

	VII.	STOCK NON-ASSESSABLE:  	The capital stock, or the holders
            thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.

	VIII.	TERM OF EXISTENCE:  This corporation shall have perpetual
            existence.

	IX.	CUMULATIVE VOTING: No cumulative voting shall be permitted
            in the election of directors.

	X.	PREEMPTIVE RIGHTS:  Shareholders shall not be entitled
            to preemptive rights.

	XI.	LIMITED LIABILITY: No officer or director of the
            Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (I) for any breach of the officer or directors duty of loyalty to the Corporation or its Stockholders,
            (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. If the Nevada General Corporation Law is amended after the date of incorporation to authorize corporate action further eliminating or limiting the personal liability of officers or directors, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law, or amendments thereto. No repeal or modification of this paragraph shall adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

	XII.	INDEMNIFICATION: Each person who was or is made a party
            or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a proceeding), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of the Corporation or is or was serving at the request of the Corporation as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans whether the basis of such proceeding is alleged action in an official capacity as an officer or director shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of his or her heirs, executors and administrators;
            provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
            The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Nevada General Corporation Law requires the payment of such expenses incurred by an officer or director in his or her capacity as an officer or director (and not in any other capacity in which service was or is rendered by such person while an officer or director, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it shall ultimately be determined that such officer or director is not entitled to be indemnified under the Section or otherwise.

            If a claim hereunder is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Nevada General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Nevada General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

	      The right to indemnification and the payment of expenses
            incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

	      The Corporation may maintain insurance, at its expense, to protect itself and any officer, director, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada General Corporation Law.

	      The Corporation may, to the extent authorized from time
            to time by the Board of Directors, grant rights to indemnification to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of officers and directors of the Corporation or individuals serving at the request of the Corporation as an officer, director, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise.

	     THE UNDERSIGNED, being the Incorporator hereinafter named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying the facts herein stated are true, and, accordingly, has hereunto set his hand this 30th day of March, 1999.


                                  By: /s/ Patricia A. Bozin
                                  -----------------------------------
				          Patricia A. Bozin, Sole Incorporator
                         	    for Resident Agents of Nevada, Inc.

STATE OF NEVADA		)
				)	SS.
COUNTY OF CARSON	      )

		On this 30th day of March, 1999, before me, a Notary Public, personally appeared Patricia A. Bozin who acknowledged to me that she executed the above instrument.



                                   By: /s/ Alan Teegardin
                                   ----------------------
                                   Alan Teegardin, Notary Public


                       CERTIFICATE OF ACCEPTANCE
                    OF APPOINTMENT BY RESIDENT AGENT

	In the matter of Interface E.com, Inc., I, Alan Teegardin on behalf of Resident Agents of Nevada, Inc., with address at 711 S. Carson St. Suite 4, Carson City, Nevada 89701, hereby accept the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090.

	Furthermore, that the mailing address for the above registered office is 711 S. Carson St. Suite 4, Carson
      City, Nevada 89701.

	IN WITNESS WHEREOF, I hereunto set my hand this 30th day of March, 1999.

						By: /s/ Alan Teegardin
                                     -------------------------
						Alan Teegardin for
						Resident Agents of Nevada, Inc.